Exhibit 5.1
November 14, 2011
Aristotle Holding, Inc.
One Express Way
St. Louis, Missouri 63121

Re:	Proxy statement and prospectus for Aristotle Holding, Inc.
Ladies and Gentlemen:
     We have acted as special counsel to Aristotle Holding, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-4 (as the same may be amended and together with all exhibits thereto, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement provides for the registration by the Company of up to 895,701,365 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), upon the consummation of the merger (the “Mergers”) of (i) Express Scripts, Inc., a Delaware corporation (“Express Scripts”), with and into Aristotle Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Aristotle Merger Sub”), and (ii) Medco Health Solutions, Inc., a Delaware corporation (“Medco”), with and into Plato Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Plato Merger Sub”), in each case, pursuant to that certain Agreement and Plan of Merger, dated as of July 20, 2011, by and among the Company, Express Scripts, Medco, Aristotle Merger Sub and Plato Merger Sub (the “Merger Agreement”).
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
     (i) the Registration Statement;
     (ii) the Merger Agreement;
     (iii) a certificate from the Secretary of State of the State of Delaware, dated the date hereof, as to the existence and good standing of the Company in the State of Delaware;

Aristotle Holding, Inc.
November 14, 2011

     (iv) the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof and currently in effect (the “Certificate of Incorporation”), certified by the Secretary of State of the State of Delaware;
     (v) the Amended and Restated Bylaws of the Company, as amended to the date hereof and currently in effect, as certified by Keith J. Ebling, the Executive Vice President, General Counsel and Secretary of the Company; and
     (vi) certain resolutions adopted by the Board of Directors of the Company, relating to the issuance of the Shares and related matters, as certified by Keith J. Ebling, Executive Vice President, General Counsel and Secretary of the Company.
     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
     Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate law (including, to the extent applicable, the Delaware constitution and judicial decisions) and we do not express any opinion as to the effect of any other laws on the opinions herein stated.
     Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the issuance of Shares has been duly authorized and when (i) the Registration Statement becomes effective under the Securities Act; (ii) the Mergers are consummated in

Aristotle Holding, Inc.
November 14, 2011

accordance with the Merger Agreement, and (iii) the Shares have been issued and delivered in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom, LLP